Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A 26 PERCENT INCREASE IN SECOND QUARTER NET INCOME AND STRONG NET INTEREST MARGIN AND
NON-PPP LOAN GROWTH

NEW YORK, NY – July 22, 2021 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter 2021 of $120.5 million, or $0.29 per diluted common share, as compared to the second quarter 2020 earnings of $95.6 million, or $0.23 per diluted common share, and net income of $115.7 million, or $0.28 per diluted common share, for the first quarter 2021. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $126.6 million, or $0.30 per diluted common share, for the second quarter 2021, $95.9 million, or $0.23 per diluted common share, for second quarter 2020, and $115.8 million, or $0.28 per diluted common share, for the first quarter 2021. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.

Key financial highlights for the second quarter:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $301.8 million for the second quarter 2021 increased $8.2 million and $18.2 million as compared to the first quarter 2021 and second quarter 2020, respectively. Our net interest margin on a tax equivalent basis increased by 4 basis points to 3.18 percent in the second quarter 2021 as compared to 3.14 percent for the first quarter 2021. The increases as compared to the first quarter 2021 were largely due to the continued run-off of maturing higher cost time deposits, lower overall cost of deposits, repayment of FHLB advances, and increased yield on our SBA Paycheck Protection Program (PPP) loan portfolio during the second quarter 2021. See the "Net Interest Income and Margin" section below for more details.
•Loan Portfolio: Total loans decreased $229.0 million to $32.5 billion at June 30, 2021 from March 31, 2021 due to a $1.0 billion decrease in PPP loans within the commercial and industrial loan category. Offsetting this impact, our non-PPP loan portfolio increased $785.0 million, or 10.4 percent on an annualized basis to $31.1 billion at June 30, 2021 from $30.3 billion at March 31, 2021. The increase in non-PPP loans was largely driven by increases of $588.5 million, $166.5 million and $86.4 million in the commercial real estate, residential mortgage and auto loan categories, respectively. Additionally, our second quarter 2021 new and refinanced loan originations included approximately $254 million of residential mortgage loans originated for sale. Net gains on sales of residential loans were $10.1 million and $3.5 million in the second quarter 2021 and first quarter 2021, respectively. See the "Loans, Deposits and Other Borrowings" section below for more details.

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $353.7 million and $354.3 million at June 30, 2021 and March 31, 2021, respectively. During the second quarter 2021, we recorded a provision for credit losses for loans of $8.8 million as compared to $9.0 million and $41.1 million for the first quarter 2021 and second quarter 2020, respectively. The $8.8 million second quarter 2021 provision included a $3.0 million provision for unfunded credit commitments largely related to an increase of approximately $375 million in our unfunded construction loan commitments at June 30, 2021 as compared to March 31, 2021.
•Credit Quality: Total accruing past due loans increased $27.5 million to $80.2 million, or 0.25 percent of total loans, at June 30, 2021 as compared to $52.8 million, or 0.16 percent of total loans, at March 31, 2021. Non-accrual loans represented 0.68 percent and 0.62 percent of total loans at June 30, 2021 and March 31, 2021, respectively. Net loan charge-offs totaled $9.4 million for the second quarter 2021 as compared to $6.1 million for the first quarter 2021. The increase in second quarter 2021 net loan charge-offs was primarily related to one $8.0 million commercial and industrial loan that was fully charged-off with related reserves of $4.0 million previously recorded at March 31, 2021. See the "Credit Quality" section below for more details.
•Non-interest Income: Non-interest income increased $11.9 million to $43.1 million for the second quarter 2021 as compared to the first quarter 2021 mainly due to an increase of approximately $6.5 million in net gains on sales of residential mortgage loans, a $1.4 million increase in swap fee income related to certain new commercial loan transactions and an increase of $1.1 million in insurance commissions.
•Non-interest Expense: Non-interest expense increased $11.7 million to $171.9 million for the second quarter 2021 as compared to the first quarter 2021 mainly due to an $8.4 million loss on extinguishment of debt recognized during the second quarter 2021. Additionally, salaries and employee benefits expense increased $3.0 million during the second quarter 2021 as compared to first quarter 2021 primarily due to higher cash incentive compensation accruals, strategic increases in our headcount to enhance lending and operations, and, to a lesser extent, increased residential mortgage commissions expense.
•Loss on Extinguishment of Debt: In late June 2021, we prepaid approximately $248 million of long-term FHLB advances with contractual maturities through 2025 and a combined weighted average effective interest rate of 1.82 percent. The debt prepayment was funded by excess cash liquidity. As a result, the transaction was accounted for as an early debt extinguishment resulting in the aforementioned loss of $8.4 million reported within non-interest expense for the second quarter 2021.
•Efficiency Ratio: Our efficiency ratio was 49.96 percent for the second quarter 2021 as compared to 49.46 percent and 48.01 percent for the first quarter 2021 and second quarter 2020, respectively. Our adjusted efficiency ratio was 46.64 percent for the second quarter 2021 as compared to 48.60 percent and 46.84 percent for the first quarter 2021 and second quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.17 percent, 10.24 percent, and 14.79 percent for the second quarter 2021, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, were 1.23 percent, 10.76 percent and 15.54 percent for the second quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

On June 29, 2021, Valley announced that it will acquire The Westchester Bank Holding Corporation (Westchester) and its principal subsidiary, The Westchester Bank, which is headquartered in White Plains, New York. The acquisition of this high-performing and growth-oriented commercial bank with total assets of approximately $1.3 billion and a seven branch network will provide Valley with a physical footprint and additional commercial lending expertise in the demographically attractive Westchester County, New York market. The acquisition is expected to close in the fourth quarter 2021, subject to standard regulatory approvals, approval of Westchester stockholders, as well as other customary conditions.

Ira Robbins, CEO and President commented, "Our solid second quarter 2021 core earnings were primarily driven by a net interest margin of 3.18 percent which continued to reflect our ability to lower our cost of funds, while maintaining sound loan pricing discipline in our very competitive markets. Linked quarter non-PPP loan growth was over 10 percent on an annualized basis. This exceptional growth was well-diversified across our consumer and commercial segments, and both our northeast and southeast geographies. "Mr. Robbins continued, “Additionally, we are very excited about our recently announced acquisition. We look forward to welcoming Westchester to Valley and working together to drive our future growth initiatives in the Westchester County market."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $301.8 million for the second quarter 2021 increased $8.2 million and $18.2 million as compared to the first quarter 2021 and second quarter 2020, respectively. The increase as compared to the first quarter 2021 was mainly due to (i) continued run-off of higher cost time deposits and some account balance migration to lower cost deposits without stated maturities, (ii) repayment of FHLB advances upon their maturity, (iii) the redemption of $60 million of callable 6.25 percent subordinated notes on April 1, 2021 and (iv) a slightly higher yield on the PPP loan portfolio due to the accelerated recognition of unearned loan fees for loans forgiven during the second quarter 2021. Interest expense of $32.7 million for the second quarter 2021 decreased $6.4 million as compared to the first quarter 2021 as we continue to reduce our cost of funding in the low rate environment. Interest income on a tax equivalent basis in the second quarter 2021 increased by $1.8 million to $334.5 million as compared to the first quarter 2021 mainly due to moderately higher earned fees on our loan portfolio driven by the accelerated recognition of unearned loan fees related to PPP loans that were forgiven during the second quarter 2021, partially offset by lower yields on our investment securities portfolio. See the "Loan, Deposit and Other Borrowings" section for more information on PPP loans.

Our net interest margin on a tax equivalent basis of 3.18 percent for the second quarter 2021 increased by 4 basis points and 18 basis points from 3.14 percent and 3.00 percent for the first quarter 2021 and

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

second quarter 2020, respectively. The yield on average interest earning assets decreased by 3 basis points on a linked quarter basis, mostly due to the lower yield on our investment securities portfolio, a higher mix of excess cash liquidity held in low yielding overnight investments, and one additional day in the second quarter 2021 as compared to first quarter 2021. The yield on average loans increased by 2 basis points to 3.87 percent for the second quarter 2021 as compared to the first quarter 2021 partially due to the accelerated recognition of unearned PPP loan fees during the second quarter 2021. The overall cost of average interest bearing liabilities decreased 9 basis points to 0.51 percent for the second quarter 2021 as compared to the first quarter 2021 and was largely due to continued runoff of time deposits and the customer shift to lower cost deposits without stated maturities. Additionally, the net interest margin benefited from a 7 basis point decrease in the average cost of short-term borrowings driven by our greater reliance on funding from deposits and the repayment of FHLB advances during the second quarter 2021. Our cost of total average deposits was 0.21 percent for the second quarter 2021 as compared to 0.28 percent for the first quarter 2021.
Loans, Deposits and Other Borrowings
Loans. Loans decreased $229.0 million to approximately $32.5 billion at June 30, 2021 from March 31, 2021 due to a $1.0 billion decrease in PPP loans within the commercial and industrial loan category, partially offset by increases in the commercial real estate, residential mortgage and auto loan portfolios. Commercial real estate loans increased $588.5 million, or 13.9 percent on an annualized basis, to $17.5 billion at June 30, 2021 as compared to March 31, 2021 reflecting strong organic loan growth across our geographic footprint. Automobile loans increased $86.4 million, or 23.9 percent on an annualized basis, during the second quarter 2021 largely due to continued strong consumer demand seen across the auto industry during the period. Residential mortgage loans increased $166.5 million, or 16.4 percent on an annualized basis, during the second quarter 2021 mainly due to the strong new loan activity in the purchased home market, and, to a lesser extent, refinance loan volumes. During the second quarter 2021, we originated approximately $254 million of loans for sale. Residential mortgage loans held for sale at fair value totaled $159.3 million and $232.1 million at June 30, 2021 and March 31, 2021, respectively.
Deposits. Total deposits increased $609.6 million to approximately $33.2 billion at June 30, 2021 from March 31, 2021 due to increases of $1.3 billion and $475.9 million in the non-maturity interest bearing deposit and non-interest bearing deposit categories, respectively, partially offset by a $1.1 billion decrease in time deposits. The decrease in time deposits was driven by normal run-off of maturing retail and brokered CDs with some continued migration of retail balances to more liquid deposit product categories. Total brokered deposits (consisting of both time and money market deposit accounts) decreased approximately $800 million to $2.3 billion at June 30, 2021 as compared to $3.1 billion at March 31, 2021. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 32 percent, 55 percent and 13 percent of total deposits as of June 30, 2021, respectively.
Other Borrowings. Short-term borrowings decreased $230.3 million to $854.4 million at June 30, 2021 as compared to March 31, 2021 largely due to repayments of FHLB borrowings. Long-term borrowings decreased $357.2 million to $1.9 billion at June 30, 2021 as compared to March 31, 2021 mainly due to a combination of the prepayment of approximately $248 million long-term FHLB advances in June 2021, Valley's redemption of $60 million of 6.25 percent subordinated notes on April

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

1, 2021, and other normal repayments of maturing FHLB advances, partially offset by the issuance of $300 million of 3.00 percent subordinated notes.
On May 28, 2021, Valley issued $300 million of 3.00 percent fixed-to-floating rate subordinated notes due June 15, 2031, and callable in whole or in part on or after June 15, 2026 or upon the occurrence of certain events. In June 2021, Valley entered into a forward-starting interest rate swap related to the $300.0 million subordinated notes where Valley receives a fixed rate and pays a variable rate based on the Secured Overnight Financing Rate (SOFR) plus 2.187 percent.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $16.1 million to $226.6 million at June 30, 2021 as compared to March 31, 2021. The increase in NPAs was mainly due to a $17.6 million increase in non-accrual construction loans almost entirely related to one borrower relationship with $3.0 million of related allowance reserves at June 30, 2021. Non-accrual loans represented 0.68 percent of total loans at June 30, 2021 compared to 0.62 percent at March 31, 2021.
Non-performing Taxi Medallion Loan Portfolio. During second quarter 2021, we sold the majority of our Chicago taxi medallion loans for $4.5 million and charged-off $1.3 million of these loans to the reserve for credit losses for loans. We continue to closely monitor our non-performing New York City taxi medallion loans totaling $86.5 million and the remaining $721 thousand of the Chicago taxi medallion portfolio within the commercial and industrial loan category at June 30, 2021. At June 30, 2021, all taxi medallion loans totaling $87.2 million were on non-accrual status and had related reserves of $58.6 million, or 67.2 percent of such loans, within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $27.5 million to $80.2 million, or 0.25 percent of total loans, at June 30, 2021 as compared to $52.8 million, or 0.16 percent of total loans, at March 31, 2021 driven by a $36.8 million increase in the commercial real estate loan delinquencies, partially offset by a $7.5 million improvement in the early stage delinquencies in the residential mortgage loan category. Commercial real estate loans past due 30 to 59 days increased $28.9 million to $40.5 million at June 30, 2021 as compared to March 31, 2021 largely due to three loans totaling $18.7 million related to borrowers negatively impacted by the COVID-19 pandemic. Commercial real estate loans past due 60 to 89 days totaled $11.5 million at June 30, 2021 and largely reflected one $11.2 million loan also negatively impacted by the COVID-19 pandemic.
Forbearance. In response to the COVID-19 pandemic and its economic impact to certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment, when requested by customers, all of which were insignificant. As of June 30, 2021, Valley had approximately $142 million of outstanding loans remaining in their payment deferral period under short-term modifications, as compared to $284 million of loans in deferral at March 31, 2021.

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at June 30, 2021, March 31, 2021 and June 30, 2020:

	June 30, 2021		March 31, 2021		June 30, 2020
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$109,689	1.80%	$126,408	1.77%	$132,039	1.92%
Commercial real estate loans:
Commercial real estate	168,220	0.96%	153,680	0.91%	117,743	0.71%
Construction	20,919	1.19%	20,556	1.15%	13,959	0.81%
Total commercial real estate loans	189,139	0.98%	174,236	0.93%	131,702	0.72%
Residential mortgage loans	25,303	0.60%	27,172	0.67%	29,630	0.67%
Consumer loans:
Home equity	4,602	1.12%	4,199	1.03%	4,766	1.01%
Auto and other consumer	10,591	0.43%	10,865	0.46%	11,477	0.51%
Total consumer loans	15,193	0.53%	15,064	0.54%	16,243	0.59%
Allowance for loan losses	339,324	1.05%	342,880	1.05%	309,614	0.96%
Allowance for unfunded credit commitments	14,400		11,433		10,109
Total allowance for credit losses for loans	$353,724		$354,313		$319,723
Allowance for credit losses for
loans as a % loans		1.09%		1.08%		0.99%
Our loan portfolio, totaling $32.5 billion at June 30, 2021, had net loan charge-offs totaling $9.4 million for the second quarter 2021 as compared to $6.1 million and $14.8 million for the first quarter 2021 and second quarter 2020, respectively. Net loan charge-offs increased during the second quarter 2021 mainly due to an $8.0 million full charge-off of a commercial and industrial loan to an insurance carrier in bankruptcy. Gross charge-offs of taxi medallion loans totaled $1.4 million for the second quarter 2021 as compared to $3.3 million and $2.9 million for the first quarter 2021 and second quarter 2020, respectively. Gross charge-offs of taxi medallion loans for the second quarter 2021 were mainly related to partial charge-offs of Chicago taxi medallion loans sold from the loans held for investment portfolio during the period.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.09 percent, 1.08 percent and 0.99 percent at June 30, 2021, March 31, 2021 and June 30, 2020, respectively. During the second quarter 2021, we recorded a provision for credit losses for loans of $8.8 million as compared to a provision of $9.0 million and $41.1 million for the first quarter 2021 and second quarter 2020, respectively.

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

At June 30, 2021, the allowance allocations for credit losses as a percentage of total loans increased in most loan categories as compared to March 31, 2021. The allocated reserves as a percentage of commercial real estate loans increased 5 basis points mainly due to higher quantitative reserves for non-owner occupied loans, as well as loan growth within this category during the second quarter 2021. The allocated reserves as a percentage of commercial and industrial loans increased by 3 basis points mainly due to repayments (loan forgiveness) of PPP loans guaranteed by the SBA with no related allowance at June 30, 2021. The allowance for credit losses as a percentage of total non-PPP loans was 1.14 percent, 1.17 percent and 1.06 percent for the second quarter 2021, first quarter 2021 and second quarter 2020, respectively.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 13.36 percent, 10.04 percent, 10.73 percent and 8.49 percent, respectively, at June 30, 2021.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the second quarter 2021 earnings. Those wishing to participate in the call may dial toll-free 866-354-0432 Conference ID: 5767419. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/dc2uj3x4 and archived on Valley's website through Friday, August 27, 2021. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $41 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our actions in response to, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•failure to obtain shareholder or regulatory approval for the acquisition of The Westchester Bank Holding Corporation (Westchester) on the anticipated terms and within the anticipated timeframe;
•the inability to realize expected cost savings and synergies from the Westchester acquisition in amounts or in the timeframe anticipated;
•costs or difficulties relating to Westchester integration matters might be greater than expected;
•the inability to retain customers and qualified employees of Westchester;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

Valley National Bancorp (NASDAQ: VLY)
2021 Second Quarter Earnings
July 22, 2021

•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events;
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and
•the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
FINANCIAL DATA:
Net interest income - FTE (1)	$301,787	$293,584	$283,540	$595,371	$549,923
Net interest income	$300,907	$292,667	$282,559	$593,574	$547,898
Non-interest income	43,126	31,233	44,830	74,359	86,227
Total revenue	344,033	323,900	327,389	667,933	634,125
Non-interest expense	171,893	160,213	157,166	332,106	312,822
Pre-provision net revenue	172,140	163,687	170,223	335,827	321,303
Provision for credit losses	8,747	8,656	41,156	17,403	75,839
Income tax expense	42,881	39,321	33,466	82,202	62,595
Net income	120,512	115,710	95,601	236,222	182,869
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders	$117,340	$112,538	$92,429	$229,878	$176,525
Weighted average number of common shares outstanding:
Basic	405,963,209	405,152,605	403,790,242	405,560,146	403,654,665
Diluted	408,660,778	407,636,765	404,631,845	408,152,458	405,043,183
Per common share data:
Basic earnings	$0.29	$0.28	$0.23	$0.57	$0.44
Diluted earnings	0.29	0.28	0.23	0.56	0.44
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	14.63	14.37	9.60	14.63	11.46
Closing stock price - low	12.91	9.74	6.29	9.74	6.29
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$123,445	$112,623	$92,721	$236,068	$177,782
Basic earnings per share, as adjusted	0.30	0.28	0.23	0.58	0.44
Diluted earnings per share, as adjusted	0.30	0.28	0.23	0.58	0.44
FINANCIAL RATIOS:
Net interest margin	3.18%	3.13%	2.99%	3.15%	3.02%
Net interest margin - FTE (1)	3.18	3.14	3.00	3.16	3.04
Annualized return on average assets	1.17	1.14	0.92	1.15	0.92
Annualized return on avg. shareholders' equity	10.24	9.96	8.54	10.10	8.23
Annualized return on avg. tangible shareholders' equity (2)	14.79	14.49	12.66	14.64	12.26
Efficiency ratio (3)	49.96	49.46	48.01	49.72	49.33
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.23%	1.14%	0.93%	1.18%	0.93%
Annualized return on average shareholders' equity, as adjusted	10.76	9.97	8.57	10.37	8.29
Annualized return on average tangible shareholders' equity, as adjusted	15.54	14.50	12.70	15.03	12.34
Efficiency ratio, as adjusted	46.64	48.60	46.84	47.59	48.01

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
AVERAGE BALANCE SHEET ITEMS:
Assets	$41,161,459	$40,770,731	$41,429,725	$40,967,174	$39,773,288
Interest earning assets	37,907,414	37,386,219	37,778,387	37,648,256	36,226,232
Loans	32,635,298	32,582,479	32,041,200	32,609,034	31,020,314
Interest bearing liabilities	25,469,526	25,954,182	27,504,952	25,710,515	26,870,010
Deposits	32,723,175	31,835,286	30,764,174	32,281,683	29,797,797
Shareholders' equity	4,708,797	4,645,400	4,477,446	4,677,273	4,443,016

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2021	2021	2020	2020	2020
Assets	$41,274,228	$41,178,011	$40,686,076	$40,747,492	$41,626,497
Total loans	32,457,454	32,686,416	32,217,112	32,415,586	32,314,611
Deposits	33,194,774	32,585,209	31,935,602	31,187,982	31,337,237
Shareholders' equity	4,737,807	4,659,670	4,592,120	4,533,763	4,474,488

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$4,733,771	$4,784,017	$4,709,569	$4,625,880	$4,670,362
Commercial and industrial PPP loans	1,350,684	2,364,627	2,152,139	2,277,465	2,214,327
Total commercial and industrial	6,084,455	7,148,644	6,861,708	6,903,345	6,884,689
Commercial real estate:
Commercial real estate	17,512,142	16,923,627	16,724,998	16,815,587	16,571,877
Construction	1,752,838	1,786,331	1,745,825	1,720,775	1,721,352
Total commercial real estate	19,264,980	18,709,958	18,470,823	18,536,362	18,293,229
Residential mortgage	4,226,975	4,060,492	4,183,743	4,284,595	4,405,147
Consumer:
Home equity	410,856	409,576	431,553	457,083	471,115
Automobile	1,531,262	1,444,883	1,355,955	1,341,659	1,369,489
Other consumer	938,926	912,863	913,330	892,542	890,942
Total consumer loans	2,881,044	2,767,322	2,700,838	2,691,284	2,731,546
Total loans	$32,457,454	$32,686,416	$32,217,112	$32,415,586	$32,314,611

CAPITAL RATIOS:
Book value per common share	$11.15	$10.97	$10.85	$10.71	$10.56
Tangible book value per common share (2)	7.59	7.39	7.25	7.12	6.96
Tangible common equity to tangible assets (2)	7.73%	7.55%	7.47%	7.32%	7.00%
Tier 1 leverage capital	8.49	8.37	8.06	7.89	7.70
Common equity tier 1 capital	10.04	10.08	9.94	9.71	9.51
Tier 1 risk-based capital	10.73	10.79	10.66	10.42	10.23
Total risk-based capital	13.36	12.76	12.64	12.37	12.19

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2021	2021	2020	2021	2020
Allowance for credit losses for loans
Beginning balance	$354,313	$351,354	$293,361	$351,354	$164,604
Impact of the adoption of ASU 2016-13 (4)	—	—	—	—	37,989
Allowance for purchased credit deteriorated (PCD) loans	—	—	—	—	61,643
Beginning balance, adjusted	354,313	351,354	293,361	351,354	264,236
Loans charged-off:
Commercial and industrial	(10,893)	(7,142)	(14,024)	(18,035)	(17,384)
Commercial real estate	—	(382)	(27)	(382)	(71)
Residential mortgage	(1)	(138)	(5)	(139)	(341)
Total consumer	(1,480)	(1,138)	(2,601)	(2,618)	(5,166)
Total loans charged-off	(12,374)	(8,800)	(16,657)	(21,174)	(22,962)
Charged-off loans recovered:
Commercial and industrial	678	1,589	799	2,267	1,368
Commercial real estate	665	65	31	730	104
Construction	—	4	20	4	40
Residential mortgage	191	157	545	348	595
Total consumer	1,474	930	509	2,404	1,303
Total loans recovered	3,008	2,745	1,904	5,753	3,410
Net charge-offs	(9,366)	(6,055)	(14,753)	(15,421)	(19,552)
Provision for credit losses for loans	8,777	9,014	41,115	17,791	75,039
Ending balance	$353,724	$354,313	$319,723	$353,724	$319,723
Components of allowance for credit losses for loans:
Allowance for loan losses	$339,324	$342,880	$309,614	$339,324	$309,614
Allowance for unfunded credit commitments	14,400	11,433	10,109	14,400	10,109
Allowance for credit losses for loans	$353,724	$354,313	$319,723	$353,724	$319,723
Components of provision for credit losses for loans:
Provision for credit losses for loans	$5,810	$8,692	$41,025	$14,502	$74,876
Provision for unfunded credit commitments	2,967	322	90	3,289	163
Total provision for credit losses for loans	$8,777	$9,014	$41,115	$17,791	$75,039
Annualized ratio of total net charge-offs to average loans	0.11%	0.07%	0.18%	0.09%	0.13%
Allowance for credit losses for loans as a % of total loans	1.09	1.08	0.99	1.09	0.99

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2021	2021	2020	2020	2020
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$3,867	$3,763	$6,393	$6,587	$6,206
Commercial real estate	40,524	11,655	35,030	26,038	13,912
Construction	—	—	315	142	—
Residential mortgage	8,479	16,004	17,717	22,528	35,263
Total consumer	6,242	5,480	10,257	8,979	12,962
Total 30 to 59 days past due	59,112	36,902	69,712	64,274	68,343
60 to 89 days past due:
Commercial and industrial	1,361	1,768	2,252	3,954	4,178
Commercial real estate	11,451	5,455	1,326	610	1,543
Construction	—	—	—	—	—
Residential mortgage	1,608	2,233	10,351	3,760	4,169
Total consumer	985	1,021	1,823	1,352	3,786
Total 60 to 89 days past due	15,405	10,477	15,752	9,676	13,676
90 or more days past due:
Commercial and industrial	2,351	2,515	9,107	6,759	5,220
Commercial real estate	1,948	—	993	1,538	—
Residential mortgage	956	2,472	3,170	891	3,812
Total consumer	463	417	271	753	2,082
Total 90 or more days past due	5,718	5,404	13,541	9,941	11,114
Total accruing past due loans	$80,235	$52,783	$99,005	$83,891	$93,133
Non-accrual loans:
Commercial and industrial	$102,594	$108,988	$106,693	$115,667	$130,876
Commercial real estate	58,893	54,004	46,879	41,627	43,678
Construction	17,660	71	84	2,497	3,308
Residential mortgage	35,941	33,655	25,817	23,877	25,776
Total consumer	4,924	7,292	5,809	7,441	6,947
Total non-accrual loans	220,012	204,010	185,282	191,109	210,585
Other real estate owned (OREO)	4,523	4,521	5,118	7,746	8,283
Other repossessed assets	2,060	1,857	3,342	3,988	3,920
Non-accrual debt securities	—	129	815	783	1,365
Total non-performing assets	$226,595	$210,517	$194,557	$203,626	$224,153
Performing troubled debt restructured loans	$64,080	$67,102	$57,367	$58,090	$53,936
Total non-accrual loans as a % of loans	0.68%	0.62%	0.58%	0.59%	0.65%
Total accruing past due and non-accrual loans as a % of loans	0.93%	0.79%	0.88%	0.85%	0.94%
Allowance for losses on loans as a % of non-accrual loans	154.23%	168.07%	183.64%	170.08%	147.03%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its core operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
Adjusted net income available to common shareholders:
Net income, as reported	$120,512	$115,710	$95,601	$236,222	$182,869
Add: Loss on extinguishment of debt (net of tax)	6,024	—	—	6,024	—
Add: Losses on available for sale and held to maturity securities transactions (net of tax)(a)	81	85	29	166	58
Add: Merger related expenses (net of tax)(b)	—	—	263	—	1,199
Net income, as adjusted	$126,617	$115,795	$95,893	$242,412	$184,126
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net income available to common shareholders, as adjusted	$123,445	$112,623	$92,721	$236,068	$177,782
__________
(a) Included in gains on securities transactions, net within other non-interest income.
(b) Merger related expenses are primarily within professional and legal fees, and other non-interest expense.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$123,445	$112,623	$92,721	$236,068	$177,782
Average number of shares outstanding	405,963,209	405,152,605	403,790,242	405,560,146	403,654,665
Basic earnings, as adjusted	$0.30	$0.28	$0.23	$0.58	$0.44
Average number of diluted shares outstanding	408,660,778	407,636,765	404,631,845	408,152,458	405,043,183
Diluted earnings, as adjusted	$0.30	$0.28	$0.23	$0.58	$0.44
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$126,617	$115,795	$95,893	$242,412	$184,126
Average shareholders' equity	$4,708,797	$4,645,400	$4,477,446	4,677,273	4,443,016
Less: Average goodwill and other intangible assets	1,449,388	1,451,750	1,456,781	1,450,562	1,458,885
Average tangible shareholders' equity	$3,259,409	$3,193,650	$3,020,665	$3,226,711	$2,984,131
Annualized return on average tangible shareholders' equity, as adjusted	15.54%	14.50%	12.70%	15.03%	12.34%
Adjusted annualized return on average assets:
Net income, as adjusted	$126,617	$115,795	$95,893	$242,412	$184,126
Average assets	$41,161,459	$40,770,731	$41,429,725	$40,967,174	$39,773,288
Annualized return on average assets, as adjusted	1.23%	1.14%	0.93%	1.18%	0.93%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2021	2021	2020	2021	2020
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$126,617	$115,795	$95,893	$242,412	$184,126
Average shareholders' equity	$4,708,797	$4,645,400	$4,477,446	$4,677,273	$4,443,016
Annualized return on average shareholders' equity, as adjusted	10.76%	9.97%	8.57%	10.37%	8.29%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$120,512	$115,710	$95,601	$236,222	$182,869
Average shareholders' equity	$4,708,797	$4,645,400	$4,477,446	4,677,273	4,443,016
Less: Average goodwill and other intangible assets	1,449,388	1,451,750	1,456,781	1,450,562	1,458,885
Average tangible shareholders' equity	$3,259,409	$3,193,650	$3,020,665	$3,226,711	$2,984,131
Annualized return on average tangible shareholders' equity	14.79%	14.49%	12.66%	14.64%	12.26%
Adjusted efficiency ratio:
Non-interest expense, as reported	$171,893	$160,213	$157,166	$332,106	$312,822
Less: Loss on extinguishment of debt (pre-tax)	8,406	—	—	8,406	—
Less: Merger-related expenses (pre-tax)	—	—	366	—	1,668
Less: Amortization of tax credit investments (pre-tax)	2,972	2,744	3,416	5,716	6,644
Non-interest expense, as adjusted	$160,515	$157,469	$153,384	$317,984	$304,510
Net interest income	300,907	292,667	282,559	593,574	547,898
Non-interest income, as reported	43,126	31,233	44,830	74,359	86,227
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	113	118	41	231	81
Non-interest income, as adjusted	$43,239	$31,351	$44,871	$74,590	$86,308
Gross operating income, as adjusted	$344,146	$324,018	$327,430	$668,164	$634,206
Efficiency ratio, as adjusted	46.64%	48.60%	46.84%	47.59%	48.01%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2021	2021	2020	2020	2020
Tangible book value per common share:
Common shares outstanding	406,083,790	405,797,538	403,858,998	403,878,744	403,795,699
Shareholders' equity	$4,737,807	$4,659,670	$4,592,120	$4,533,763	$4,474,488
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,447,965	1,450,414	1,452,891	1,449,282	1,453,330
Tangible common shareholders' equity	$3,080,151	$2,999,565	$2,929,538	$2,874,790	$2,811,467
Tangible book value per common share	$7.59	$7.39	$7.25	$7.12	$6.96
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$3,080,151	$2,999,565	$2,929,538	$2,874,790	$2,811,467
Total assets	$41,274,228	$41,178,011	$40,686,076	$40,747,492	$41,626,497
Less: Goodwill and other intangible assets	1,447,965	1,450,414	1,452,891	1,449,282	1,453,330
Tangible assets	$39,826,263	$39,727,597	$39,233,185	$39,298,210	$40,173,167
Tangible common equity to tangible assets	7.73%	7.55%	7.47%	7.32%	7.00%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Cash and due from banks	$329,006	$257,845
Interest bearing deposits with banks	1,515,757	1,071,360
Investment securities:
Equity securities	33,870	29,378
Trading debt securities	21,216	—
Available for sale debt securities	1,075,538	1,339,473
Held to maturity debt securities (net of allowance for credit losses of $1,040 at June 30, 2021 and $1,428 at December 31, 2020)	2,532,772	2,171,583
Total investment securities	3,663,396	3,540,434
Loans held for sale, at fair value	159,256	301,427
Loans	32,457,454	32,217,112
Less: Allowance for loan losses	(339,324)	(340,243)
Net loans	32,118,130	31,876,869
Premises and equipment, net	327,517	319,797
Lease right of use assets	235,165	252,053
Bank owned life insurance	535,283	535,209
Accrued interest receivable	99,068	106,230
Goodwill	1,382,442	1,382,442
Other intangible assets, net	65,523	70,449
Other assets	843,685	971,961
Total Assets	$41,274,228	$40,686,076
Liabilities
Deposits:
Non-interest bearing	$10,528,946	$9,205,266
Interest bearing:
Savings, NOW and money market	18,358,279	16,015,658
Time	4,307,549	6,714,678
Total deposits	33,194,774	31,935,602
Short-term borrowings	854,378	1,147,958
Long-term borrowings	1,885,690	2,295,665
Junior subordinated debentures issued to capital trusts	56,239	56,065
Lease liabilities	259,075	276,675
Accrued expenses and other liabilities	286,265	381,991
Total Liabilities	36,536,421	36,093,956
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2021 and December 31, 2020)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2021 and December 31, 2020)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 406,090,983 shares at June 30, 2021 and 403,881,488 shares at December 31, 2020)	142,550	141,746
Surplus	3,658,636	3,637,468
Retained earnings	744,768	611,158
Accumulated other comprehensive loss	(17,735)	(7,718)
Treasury stock, at cost (7,193 common shares at June 30, 2021 and 22,490 common shares at December 31, 2020)	(103)	(225)
Total Shareholders’ Equity	4,737,807	4,592,120
Total Liabilities and Shareholders’ Equity	$41,274,228	$40,686,076

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest Income
Interest and fees on loans	$315,314	$313,181	$321,883	$628,495	$654,951
Interest and dividends on investment securities:
Taxable	12,716	13,166	19,447	25,882	41,380
Tax-exempt	3,216	3,356	3,692	6,572	7,618
Dividends	2,167	1,871	3,092	4,038	6,493
Interest on federal funds sold and other short-term investments	235	224	411	459	1,876
Total interest income	333,648	331,798	348,525	665,446	712,318
Interest Expense
Interest on deposits:
Savings, NOW and money market	11,166	11,125	16,627	22,291	51,140
Time	6,279	11,093	29,857	17,372	72,671
Interest on short-term borrowings	1,168	1,758	1,980	2,926	6,687
Interest on long-term borrowings and junior subordinated debentures	14,128	15,155	17,502	29,283	33,922
Total interest expense	32,741	39,131	65,966	71,872	164,420
Net Interest Income	300,907	292,667	282,559	593,574	547,898
(Credit) provision for credit losses for held to maturity securities	(30)	(358)	41	(388)	800
Provision for credit losses for loans	8,777	9,014	41,115	17,791	75,039
Net Interest Income After Provision for Credit Losses	292,160	284,011	241,403	576,171	472,059
Non-Interest Income
Trust and investment services	3,532	3,329	2,826	6,861	6,239
Insurance commissions	2,637	1,558	1,659	4,195	3,610
Service charges on deposit accounts	5,083	5,103	3,557	10,186	9,237
Gains (losses) on securities transactions, net	375	101	(41)	476	(81)
Fees from loan servicing	3,187	2,899	2,227	6,086	4,975
Gains on sales of loans, net	10,061	3,513	8,337	13,574	12,887
Gains (losses) on sales of assets, net	232	(196)	(299)	36	(178)
Bank owned life insurance	2,475	2,331	5,823	4,806	8,965
Other	15,544	12,595	20,741	28,139	40,573
Total non-interest income	43,126	31,233	44,830	74,359	86,227
Non-Interest Expense
Salary and employee benefits expense	91,095	88,103	78,532	179,198	164,260
Net occupancy and equipment expense	32,451	32,259	33,217	64,710	65,658
FDIC insurance assessment	3,374	3,276	6,135	6,650	10,011
Amortization of other intangible assets	5,449	6,006	6,681	11,455	12,151
Professional and legal fees	7,486	6,272	7,797	13,758	13,884
Loss on extinguishment of debt	8,406	—	—	8,406	—
Amortization of tax credit investments	2,972	2,744	3,416	5,716	6,644
Telecommunication expense	2,732	3,160	2,866	5,892	5,153
Other	17,928	18,393	18,522	36,321	35,061
Total non-interest expense	171,893	160,213	157,166	332,106	312,822
Income Before Income Taxes	163,393	155,031	129,067	318,424	245,464
Income tax expense	42,881	39,321	33,466	82,202	62,595
Net Income	120,512	115,710	95,601	236,222	182,869
Dividends on preferred stock	3,172	3,172	3,172	6,344	6,344
Net Income Available to Common Shareholders	$117,340	$112,538	$92,429	$229,878	$176,525

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Earnings Per Common Share:
Basic	$0.29	$0.28	$0.23	$0.57	$0.44
Diluted	0.29	0.28	0.23	0.56	0.44
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	405,963,209	405,152,605	403,790,242	405,560,146	403,654,665
Diluted	408,660,778	407,636,765	404,631,845	408,152,458	405,043,183

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$32,635,298	$315,339	3.87%	$32,582,479	$313,206	3.85%	$32,041,200	$321,883	4.02%
Taxable investments (3)	3,159,842	14,883	1.88	3,111,116	15,037	1.93	3,673,090	22,539	2.45
Tax-exempt investments (1)(3)	498,971	4,071	3.26	513,809	4,248	3.31	562,172	4,673	3.32
Interest bearing deposits with banks	1,613,303	235	0.06	1,178,815	224	0.08	1,501,925	411	0.11
Total interest earning assets	37,907,414	334,528	3.53	37,386,219	332,715	3.56	37,778,387	349,506	3.70
Other assets	3,254,045			3,384,512			3,651,338
Total assets	$41,161,459			$40,770,731			$41,429,725
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$17,784,985	$11,166	0.25%	$16,617,762	$11,125	0.27%	$13,715,162	$16,627	0.48%
Time deposits	4,609,778	6,279	0.54	5,844,524	11,093	0.76	8,585,782	29,857	1.39
Short-term borrowings	873,927	1,168	0.53	1,168,617	1,758	0.60	2,317,992	1,980	0.34
Long-term borrowings (4)	2,200,836	14,128	2.57	2,323,279	15,155	2.61	2,886,016	17,502	2.43
Total interest bearing liabilities	25,469,526	32,741	0.51	25,954,182	39,131	0.60	27,504,952	65,966	0.96
Non-interest bearing deposits	10,328,412			9,373,000			8,463,230
Other liabilities	654,724			798,149			984,097
Shareholders' equity	4,708,797			4,645,400			4,477,446
Total liabilities and shareholders' equity	$41,161,459			$40,770,731			$41,429,725

Net interest income/interest rate spread (5)		$301,787	3.02%		$293,584	2.96%		$283,540	2.74%
Tax equivalent adjustment		(880)			(917)			(981)
Net interest income, as reported		$300,907			$292,667			$282,559
Net interest margin (6)			3.18			3.13			2.99
Tax equivalent effect			0.00			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.18%			3.14%			3.00%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.